EXHIBIT 10.12

March 6, 2017

Mr. Richard Byrne President
BENEFIT STREET PARTNERS L.L.C.
9 West 57th Street,
47th Floor
New York, NY 10019

RE:    Griffin-Benefit Street Partners BDC Corp. (“GBS-BDC”) Wind-down Letter of Agreement

Gentlemen:

This Letter of Agreement is being entered into by Griffin Capital Company, LLC (formerly Griffin Capital Corporation) (“Griffin Capital”), Griffin Capital BDC Advisor, LLC (“GCBA”) and Benefit Street Partners L.L.C. (“Benefit Street”) to revise the economic terms of their arrangements with each other as set forth in the Summary of Terms executed by Benefit Street and Griffin Capital dated January 6, 2014 (the “Term Sheet”), the Investment Sub-Advisory Agreement by and among GBS-BDC, GCBA and Benefit Street dated January 16, 2015 (the “Sub-Advisory Agreement”), and any and all other agreements between GCBA and Benefit Street, including those entered into by any of their affiliates (all of these agreements collectively referred to herein as, the “BDC Agreements”) in connection with the potential wind down of GBS-BDC and merger of GBS-BDC with and into Griffin Institutional Access Credit Fund (“GIA Credit Fund”).

By the execution of this Letter of Agreement, each of Griffin Capital and Benefit Street hereby agrees as follows:

1.
Griffin Capital shall pay to Benefit Street an asset management fee equal to $100,000 per month, payable monthly in arrears within five (5) business days following the last business day of each month, which fee shall be prorated for the portion of March remaining after March 6, 2017 and for any partial month in which this Letter of Agreement terminates.

2.
Beginning on the date hereof, Griffin Capital and GCBA shall no longer require Benefit Street, and Benefit Street shall no longer have any obligation, to share in or otherwise bear any expense or distribution support payment obligations with respect to Benefit Street’s services pursuant to the Sub-Advisory Agreement or as otherwise contemplated under any of the BDC Agreements.

3.
Beginning on the date hereof, Benefit Street shall no longer be entitled to any fees, payments or compensation whatsoever under the BDC Agreements for its services as sub-adviser to GBS-BDC, other than pursuant to this Letter of Agreement.

4.
This Letter of Agreement shall remain in effect until the earlier of (i) July 31, 2017 or (ii) the date GBS-BDC closes on its merger with GIA Credit Fund (the “Merger Closing”) (such earlier date, the “Termination Date”). Upon the Termination Date, (i) the Sub-Advisory Agreement and (ii) the Services Agreement by and between Benefit Street and GBS-BDC dated as of January 16, 2015 (the “Services Agreement”), shall immediately terminate and Benefit Street shall no longer have any obligation under or with respect to the Sub-Advisory Agreement, the Services Agreement or any of the other BDC Agreements. The Trademark License Agreement (the “Trademark Agreement”), dated as of January 16, 2015, by and between BSP and GBS-BDC, shall also terminate on the Termination Date pursuant to Section 5.1 thereof, and all rights granted to GBS-BDC under the Trademark Agreement with respect to the Licensed Mark (as defined in the Trademark Agreement) shall cease, and GBS-BDC shall immediately discontinue use of the Licensed Mark. The parties hereto agree that no separate notice under the Sub-Advisory Agreement or the Services Agreement shall be necessary in order for Benefit Street to terminate its services to GBS-BDC in accordance with this paragraph 4 as of the Termination Date. Griffin Capital and GCBA represent and warrant that they have discussed the terms of this Letter of Agreement with the board of directors (the “Board”) of GBS-BDC, and that no member of the Board has expressed any objection to such terms, including, but not limited to, the waiver by the Board of any notice requirements under the Sub-Advisory Agreement, the Services Agreement or any other BDC Agreement. Notwithstanding anything herein to the contrary, prior to the Termination Date, Griffin Capital, GCBA and Benefit Street may, but shall not be obligated to, negotiate in good faith for a further extension of this Letter of Agreement.

5.	On or before April 15, 2017, either Benefit Street or Griffin Capital, as the case may be, shall make a true-up payment to the other party based upon the following true-up calculation:

a.
if (i) the amount of expenses owed to Benefit Street by GCBA and Griffin Capital under the BDC Agreements through February 28, 2017, plus an amount equal to the product obtained by multiplying (x) the number of shares of GBS-BDC held of record as of March 31, 2017 by Benefit Street and its affiliates (the “BSP Shares”) by (y) the net asset value per share as of February 28, 2017 of shares of GBS-BDC, exceeds (ii) the amount of expenses owed to GCBA and Griffin Capital by Benefit Street under the BDC Agreements through February 28, 2017, then (A) Griffin Capital shall pay such excess amount to Benefit Street, (B) Benefit Street shall simultaneously transfer the BSP Shares to Griffin Capital (or such affiliate designated by Griffin Capital) and (C) Benefit Street’s obligation to pay either GCBA or Griffin Capital, and GCBA and Griffin Capital’s obligation to pay Benefit Street, for any expenses owed under the BDC Agreements shall be extinguished, or

b.
if the amount in a(ii) above exceeds the amount in (a)(i) above, then (A) Benefit Street shall pay such excess amount to Griffin Capital, (B) Benefit Street shall simultaneously transfer the BSP Shares to Griffin Capital (or such affiliate designated by Griffin Capital) and (C) Benefit Street’s obligation to pay either GCBA or Griffin Capital, and GCBA and Griffin Capital’s obligation to pay Benefit Street, for any expenses owed under the BDC Agreements shall be extinguished.

6.
Except as set forth in this Letter of Agreement, each of Benefit Street and GCBA shall continue to provide services and shall continue to honor its obligations and duties under all BDC Agreements until the Termination Date.

7.
Each of Griffin Capital and Benefit Street agrees that it shall not make any disclosure of this Letter of Agreement, its contents or the transactions contemplated hereby without obtaining the approval of the other party to the contents of such disclosure, except (i) to the Board, (ii) to its counsel and other professional advisors, and (iii) to the extent that any such disclosure may be required by law or advisable in the opinion of such party’s counsel, in which case the party required to make such disclosure shall endeavor to give the other party reasonable prior notice thereof.

8.
If the Merger Closing does not occur on or before July 31, 2017, Griffin Capital and GCBA agree to (i) immediately take over any and all responsibilities related to GBS-BDC, (ii) cause the Board to waive all notice requirements of such change to allow for such change, and (iii) have ready and in place a replacement sub-adviser acceptable to the board of directors of GBS-BDC prior to July 31, 2017 so that such transfer can take place immediately.

9.
Except as set forth in this Letter of Agreement, all terms, conditions, representations, warranties, obligations and responsibilities in the BDC Agreements shall remain in full force and effect and shall not be altered by this Letter of Agreement. To the extent of any conflict between the terms of the BDC Agreements and this Letter of Agreement, the terms of this Letter of Agreement shall control.

10.	This Letter of Agreement shall be governed by New York law. Benefit Street and Griffin Capital shall resolve any disputes between themselves through an arbitration proceeding to be agreed upon.

Sincerely,

Griffin Capital Company, LLC

/s/ Kevin A. Shields
Chairman and Chief Executive Officer

Griffin Capital BDC Advisor, LLC

/s/ Kevin A. Shields
Chief Executive Officer

AGREED AND ACCEPTED:

Benefit Street Partners L.L.C.
By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title:	Chief Financial Officer
Date:	March 6, 2017